UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2013

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 25, 2013, Stryker Corporation, a Michigan corporation (“Stryker”), Lauderdale Merger Corporation, a Delaware corporation and direct or indirect wholly-owned subsidiary of Stryker (“Merger Sub”), and MAKO Surgical Corp., a Delaware corporation (“MAKO”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into MAKO, the separate corporate existence of Merger Sub shall cease and MAKO shall be the surviving corporation of the merger (the “Merger”).

Upon the consummation of the Merger, (i) MAKO will become a wholly-owned subsidiary of Stryker and (ii) each share of MAKO common stock will be converted into the right to receive $30.00 in cash. The total aggregate consideration for the transaction will be approximately $1.65 billion. The consummation of the Merger is subject to (i) receipt of the affirmative vote of at least a majority of all votes cast at a special meeting of MAKO stockholders to approve the Merger, (ii) regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) other customary closing conditions. Either Stryker or MAKO may terminate the Merger Agreement if the Merger is not consummated by September 30, 2014.

The Merger Agreement contains customary representations, warranties and covenants by Stryker, Merger Sub and MAKO. MAKO has agreed, among other things, not to solicit alternative proposals or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, any alternative proposal. In addition, each party is required to use reasonable best efforts to obtain certain regulatory approvals.

Further, the Merger Agreement contains certain termination rights and provides that upon termination of the Merger Agreement under specified circumstances, MAKO will owe Stryker a cash termination fee of $61 million.

The foregoing descriptions of the Merger Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information with respect to Stryker, Merger Sub or MAKO. There are representations and warranties contained in the Merger Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Stryker's public disclosures. Investors should read the Merger Agreement together with the other information concerning Stryker and MAKO that each company publicly files in reports and statements with the U.S. Securities and Exchange Commission.

ITEM 8.01	OTHER EVENTS

On September 25, 2013, Stryker issued a press release announcing that it had entered into the Merger Agreement. A copy of the Stryker press release announcing the Merger Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

2.1 Agreement and Plan of Merger, dated September 25, 2013, by and among Stryker Corporation, Lauderdale Merger Corporation and MAKO Surgical Corp.†
99.1 Press release dated September 25, 2013, of Stryker Corporation

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Stryker hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

September 27, 2013	/s/ William R. Jellison
William R. Jellison
Vice President, Chief Financial Officer

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated September 25, 2013, by and among Stryker Corporation, Lauderdale Merger Corporation and MAKO Surgical Corp.†
99.1	Press release dated September 25, 2013, of Stryker Corporation

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Stryker hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.